Exhibit 10.1

LOAN EXTENSION AGREEMENT

This Agreement is entered into on September 22, 2025, by and between Helio Corporation (“Helio”) and David Shapiro “(Lender).

1.	Helio owes Lender the sum of $50,000 (the “Loan”), plus accrued at the base rate of 9.75% per annum.

2.	The Loan was due on June 30, 2025 and has not been paid. Lender elected and hereby agrees not to declare a default under the Loan subject to the provisions hereof.

3.	The Loan maturity date is hereby extended to October 31, 2025. Interest shall remain at 9.75% per annum, accrued since inception of the Loan, however, in the event the Loan is not paid on a timely basis as set forth herein, interest at 18% per annum shall be deemed to have begun accruing from July 1, 2025 forward and shall be due and payable at maturity.

4.	Principal payments shall be due and payable, along with accrued interest, as follows:

(i)	33.33% of the Principal amount of the Loan, along with accrued interest thereon shall be due on or before October 31, 2025;

(ii)	33.33% of the Principal amount of the Loan, along with accrued interest thereon, shall be due and payable on or before November 30, 2025; and

(iii)	All remaining Principal and accrued interest shall be due and payable on or before December 31, 2025.

5.	Provided that all payments are made in a timely manner, time being of the essence, Lender agrees to waive the higher interest rate herein and collect only the base contract rate of interest of 9.75% per annum.

6.	All other terms and conditions of the Loan shall remain in full force and effect.

Helio Corporation		David Shapiro

By:	/s/ Greg Delory	By:	/s/ David Shapiro
Greg Delory, President and CEO		David Shapiro